EXHIBIT 99.9
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                            SHARE DELIVERY AGREEMENT
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         THIS SHARE DELIVERY AGREEMENT is entered into this 23rd day of January,
2007 by and among Phyle Industries Limited, Inc. ("Phyle"), and A.S.T., Inc., ("AST"), each of 4150 Grange Hill Road, Holly Michigan 48442 and National Datacomputer, Inc. ("NDI") of 900 Middlesex Turnpike, Billerica, Massachusetts 01821, as Purchaser Agent.

         1. Recitals. The parties have previously entered into a letter agreement dated November 28, 2006 (the "Interim Agreement") regarding (i) the delivery to NDI of shares for which Phyle acted as bidder from Capital Bank AG as described below (the "NDI Shares") and (ii) the sale of the Audit Business (as defined in the Interim Agreement) from NDI to AST.

         2. Definition of NDI Shares. NDI Shares shall mean (a) 4,150 shares of NDI Preferred Stock (the "NDI Preferred Stock"), 22,301,900 shares of NDI Common Stock (the "NDI Common Stock"), and all other rights of CapitalBank AG to any unpaid dividends from NDI.

         3. Delivery of NDI Shares. Phyle hereby delivers to NDI as Purchaser Agent, and NDI agrees to accept as Purchaser Agent, all of the Common Shares, together with all other rights of CapitalBank AG to any unpaid dividends in the form of NDI Common Stock, in exchange for payment of the purchase price of $250,000, and to accept the delivery of the Preferred Stock previously held by Phyle in exchange for the sale of the Audit Business to AST.

         4. Representations of NDI, Phyle and AST. Each of NDI, Phyle and AST severally represent for each such corporation as follows: Each of NDI, Phyle and AST is a corporation validly existing and in good standing under the laws of its state of incorporation and has full corporate power, authority and legal right to own its properties and to conduct the businesses in which it is now engaged. Each of NDI, Phyle and AST has full corporate power and authority to execute and deliver this Agreement, and any other agreements or instruments to be executed in connection with the transactions contemplated hereby and thereby the "Transaction Documents") and to perform all of its covenants and agreements hereunder. The execution and delivery of the Transaction Documents by each of NDI, Phyle and AST, the performance by each of NDI, Phyle and AST of their covenants and agreements thereunder (including the delivery of the NDI Common Stock and NDI Preferred Stock) and the consummation by each of NDI, Phyle and AST of the transactions contemplated hereby have been duly authorized by all necessary corporate action. The Transaction Documents constitute the valid and legally binding obligations of each of NDI, Phyle and AST, enforceable against them in

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accordance with their terms. Neither the execution and delivery of the
Transaction Documents by each of NDI, Phyle and AST, nor the consummation of the transactions contemplated hereby or thereby, nor the performance by each of NDI, Phyle and AST of their covenants and agreements hereunder or thereunder, (i) violates any provision of each such corporation's Certificate of Incorporation or by-laws, (ii) violates any law, statute, ordinance, regulation, order, judgment or decree of any court or other Governmental Authority (as defined below) applicable to each of NDI Phyle and AST or (iii) conflicts with or will result in any breach of any of the terms of or constitute a default under or result in the termination of or the creation of any lien pursuant to the terms of any material indenture, mortgage, real property lease, securities purchase agreement, credit or loan agreement or other agreement or instrument to which any of NDI , Phyle or AST is a party or by which any of NDI, Phyle or AST or any of their assets is subject to or bound. For purposes of this Agreement, "Governmental Authority" shall mean the collective reference to any court, tribunal, government or governmental or administrative agency, authority or instrumentality, federal, state or local, domestic or foreign.

         5. Specific Performance. Except where otherwise expressly specified, the rights and remedies granted to a party under this Agreement are cumulative and in addition to, and not in lieu of, any other rights or remedies which the party may possess at law or in equity. In addition to legal remedies to the extent allowed under this Agreement or by law, in recognition of the unique subject matter of this Agreement and of the potential insufficiency of remedies at law, the parties hereto shall be entitled to equitable remedies with respect to a breach of or default under this Agreement including without limitation, specific performance and injunctive relief.

         6. Further Assurances. At any time and from time to time after the Closing Date, at the request of another party without further consideration, each of NDI, Phyle and AST will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation as may be reasonably requested in order to more effectively transfer, convey and deliver to NDI and to confirm NDI's title, as Purchaser Agent, to the NDI Shares and to effectuate and consummate the transactions contemplated in this Agreement, the Transaction Documents and all other agreements and documents ancillary hereto.

         IN WITNESS WHEROF, the parties have executed this Agreement as of the date first written above.

NATIONAL DATACOMPUTER, INC.                  A.S.T., INC.


By: _____________________________            By:___________________________
    William Berens, President                                   , President


PHYLE INDUSTRIES, INC.


By: _____________________________
                      , President